Exhibit 23.2

              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-48466) and related prospectus of SmartDisk Corporation for the registration of 1,576,768 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 2000 (except for Note 15 as to which the date is March 6, 2000), with respect to the consolidated financial statements and schedule of SmartDisk Corporation included in its Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

November 16, 2000
Miami, Florida